UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2018 (April 18, 2018)

Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36407	77-0602661
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 551-8200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934(§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events.

On April 18, 2018, Alnylam Pharmaceuticals, Inc. (the “Company”) and Dicerna Pharmaceuticals, Inc. (“Dicerna”) entered into a Settlement Agreement and General Release (the “Agreement”) resolving all ongoing litigation between the companies.

The terms of the Agreement include mutual releases and dismissal with prejudice of all claims and counterclaims in the following litigation between the parties: (i) Alnylam Pharmaceuticals, Inc. v. Dicerna Pharmaceuticals, Inc., No. 15-4126, pending in the Massachusetts Superior Court for Middlesex County; and (ii) Dicerna Pharmaceuticals, Inc. v. Alnylam Pharmaceuticals, Inc., No. 1:17-cv-11466, pending in the United States District Court for the District of Massachusetts.

Under the terms of the Agreement, Dicerna will pay to the Company an aggregate of $25.0 million, including an upfront cash payment of $2.0 million and 983,208 shares of Dicerna common stock, valued at $10.0 million, and an additional $13.0 million over the next four years, the timing of which will be dependent upon revenue Dicerna receives pursuant to future partnerships and collaborations related to Ga1NAc-conjugated RNAi research and development, provided that such additional amount must be paid by no later than April 18, 2022. In addition, Dicerna will be restricted in its development and other activities relating to oligonucleotide-based therapeutics directed toward a defined set of Company targets, for periods ranging from 18 months up to four years. The Agreement does not include any license to Company’s GalNAc conjugate intellectual property or any licenses to any other intellectual property from either party. Nor does the Agreement include any admission of liability or wrongdoing by either company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1     Press Release dated April 20, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.

Date: April 20, 2018	By:	/s/ Laurie B. Keating
Laurie B. Keating Senior Vice President, General Counsel and Secretary